Exhibit 10.12

DISTRIBUTION AGREEMENT

COMPUTER SOFTWARE (SELL-THRU)

This Distribution Agreement (the “Agreement”) is made and entered into as of the 12th day of September, 2005 (the “Effective Date”) by and between Navarre Corporation, a Minnesota corporation having principal offices at 7400 49th Avenue North, New Hope, Minnesota, 55428 (“Navarre”) and eGames, Inc. a Pennsylvania corporation having principal offices at 2000 Cabot Blvd. West, Langhorne, Pennsylvania 19047 (“Vendor”).

The purpose of this Agreement is to set forth the agreement of the parties with respect to the terms and conditions under which Navarre may distribute certain software products manufactured or marketed by Vendor.

1.	DEFINITIONS. The terms defined below are used in this Agreement with the ascribed meanings unless the context in which the term is used expressly provides otherwise.

1.1	“Customer(s)” means any retailer or other entity identified in a Rider or Addendum to this Agreement.

1.2

“EDI” means Electronic Data Interchange which is the electronic and automated exchange of business documents, including purchase orders, invoices and ship notices, between the parties in an EDI standard format (e.g. X.12, UCS and VICS) mutually acceptable to the parties.

1.3	“End Users” means the ultimate consumers of the Products.

1.4	“Product(s)” means the entire line of computer software and related products that are manufactured or marketed by Vendor during the term of this Agreement.

1.5

“Territory” means distribution to Customers located in the United States (including territories and possessions) and Canada and distribution through the United States military exchange world-wide retail system.

1.6

“Unsold Inventory” means the aggregate of the inventory of Products: (i) at Navarre’s facilities; (ii) in transit between Navarre and its Customers; and (iii) at each of the Customers’ locations. For Customers that are unable to report their inventory positions to Navarre on a periodic basis, Navarre will estimate the same.

1.7	“VMI” means Vendor Managed Inventory which is a system agreed upon by the parties to use EDI documents for the purpose of monitoring inventory and fill rates.

2.	NON-EXCLUSIVE APPOINTMENT.

2.1

Vendor appoints Navarre as an authorized distributor of Vendor’s Products to the Customers. Subject to the terms and conditions of this Agreement, Vendor grants to Navarre and Navarre accepts from Vendor the non-exclusive, non-transferable right to acquire and market Products to the Customers in the Territory.

2.2	Navarre agrees not to alter Products or Product packaging or make copies of software media or documentation. Navarre will distribute Products to Customers in unopened packages.

2.3	Navarre is not required by this Agreement to acquire and market any minimum quantity or amount of Products.

3.	TERM.

3.1

The initial term of this Agreement is for a period of (18) full months and any beginning partial month commencing on the Effective Date. The initial term and any renewal term, as provided for below, are individually and collectively referred to as the “Term.”

3.2

After the initial or then current Term, this Agreement shall be automatically renewed for successive one (1) year periods, unless either party gives the other written notice, at least ninety (90) days prior to the expiration of the then current Term that it does not desire that the Agreement continue. If such notice is given, the Agreement shall terminate at the end of the then current Term.

3.3	This Agreement is subject to early termination as provided in Section 9. below.

4.	ORDERS, SHIPMENT AND DELIVERY.

4.1

Orders. Navarre will order Products from Vendor in writing (which includes facsimile or electronic mail transmission), or via EDI, signed or transmitted by an authorized representative of Navarre (the “Purchase Order” or “P.O.”). All orders are subject to acceptance by Vendor, and Navarre may cancel all or part of any order prior to the date of shipment. The parties will use EDI and VMI procedures if mutually agreed to.

4.2

Shipment. Vendor will specify the shipping schedule in its acknowledgment of the P.O. Vendor will use commercially reasonable efforts to meet the acknowledged delivery schedule but will not be liable for delays resulting from causes beyond its reasonable control. If a shortage of any Product in Vendor’s inventory exists in spite of Vendor’s good faith efforts, Vendor agrees to allocate its available inventory of such Product to Navarre in proportion to Navarre’s percentage of all Vendor’s customer orders for such Product during the previous sixty-day period. Navarre may accept or reject any partial shipments.

4.3

Delivery. Vendor will ship all Products freight paid by Vendor, F.O.B. destination. Vendor bears the risk of loss or damage to Products in transit, Except as may be set forth in a rider or addendum to this agreement relating to consignment sales, risk of loss and title to Products will pass to Navarre only upon receipt by Navarre at its warehouse, or such other destination designated on the applicable P.O.

4.4

Packing List and Slip. A packing list showing Navarre’s P.O. number, quantity ordered, quantity shipped and a detailed identification of the Products must accompany all shipments. Each carton will contain a packing slip which will include P.O. number, Product description, a Uniform Product Code (“UPC”) and carton quantities.

4.5

UPC Codes. All Products will bear a UPC part code, and all shipping cartons will contain the identical UPC part code on the outside of the carton. The UPC numbers and codes must conform to the Uniform Code Council, National Office Products Association and Retail Industry Standards. Each unit of Product received by Navarre with missing, defective or inaccurate UPC codes is subject to a fifty-cent ($.50) chargeback to Vendor to compensate Navarre for its increased handling costs of such Product.

4.6

Nonconforming Shipments. Vendor agrees that master carton quantities will match those originally provided by Vendor, unless notice of any change is given five (5) days before shipment. If timely notice is not received by Navarre, any Customer penalties and/or Navarre costs of rework incurred as a result of the change will be charged back to Vendor.

5.	PAYMENT AND PRICING.

5.1

Sell-Thru Payment Terms. [For the consignment program this section 5.1 is superseded by the Consignment Rider attached hereto and incorporated herein by reference] Vendor acknowledges and agrees that Navarre’s purchase of Products hereunder is on a sell-thru basis, Payments to Vendor will be made on a twice monthly basis for all Products reported by Navarre’s Customers as sold to End Users during the payment period. The payment amount will be calculated as follows: total payables (less any discounts and chargebacks) minus total purchase price of Unsold Inventory.

5.2

Price Protection. Vendor represents and warrants that the price, discounts, payment terms and return provisions with respect to any Product shall never be less favorable to Navarre than those made available by Vendor to any other purchasers of such Product within the same class of trade. In the event that Vendor reduces the price of any of its Products, or offers the Products at a lower price to any other party within the same class of trade, including raising any discount offered, Vendor will immediately adjust its pricing charged to Navarre for the difference between the invoice price charged to Navarre and the reduced price.

5.3

Price Increases. The price charged to Navarre by Vendor for any Product (current or future releases) may only be increased by sixty (60) days advance written notice given by Vendor to Navarre. In the event that Vendor raises the list price of a Product, all orders for such Product placed prior to the effective date of the price increase will be invoiced at the lower price.

5.4

Resale Prices. The selling prices, discounts, payment terms and return privileges offered by Navarre to its Customers will be determined by Navarre in its sole and exclusive discretion. Vendor will make no pricing commitments to any Customers or other third parties which would otherwise obligate Navarre.

5.5

Credits. Any credits due Navarre, including, but not limited to, return credits, advertising allowances and channel program rebates will be handled by the issuance of chargebacks by Navarre, and the issuance of a matching credit memo by Vendor. Vendor will provide a matching credit memo for such chargebacks within thirty (30) days of receipt of documentation from Navarre. In case there is a balance due Navarre, then Navarre will be entitled, at its option, to withhold future payments due Vendor until such debit balance is extinguished or require Vendor to issue a check to Navarre within fifteen (15) days for the credit balance. In case of a disputed account balance, both parties will make a good faith effort to reconcile the account within twenty-one (21) days.

6.	RETURNS.

6.1

Defective Products. Products which are returned after sale to End Users and are determined to be defective will be reported to Vendor. Vendor will advise Navarre regarding the disposition of such defective Products within ten (10) business days of receipt of a return authorization request from Navarre. Otherwise, the defective Products will be destroyed. Vendor will be responsible for all expenses regarding the destruction or other disposition of defective Products and will issue an immediate credit to Navarre for the purchase price plus all return freight charges.

6.2

All Other Products. Navarre and its Customers will have 100% return rights on all Products which are unsold to End Users for any reason, including obsolete, delisted or slow-moving goods, termination of this Agreement, or otherwise. Upon receipt of a return authorization request, Vendor will provide a return authorization number within seven (7) days. Such Products will be returned at Navarre’s expense, and upon receipt of such Products, Vendor will credit Navarre’s account with the amount originally charged for the Products, less any previous price protection credit. For purposes of the payment amount described in Section 5.1 above, Navarre’s total payables will be reduced to reflect such returns and such returns will not be included in Unsold Inventory.

6.3

Delisted Products. If Vendor notifies Navarre of delisted Products, i.e. Products that are discontinued by the Vendor or are subject to a version change, Navarre will have a period of at least two hundred and seventy (270) days from the date of receipt of such notification in which to return such delisted Products. Vendor is not obligated to credit returns of a delisted Product after such period.

6.4

Returns Upon Termination. Upon expiration or earlier termination of this Agreement, Vendor is not obligated to accept returns for a period longer than two-hundred seventy (270) days following the effective date of termination. Any Products for which a return authorization has not been requested within such period will be considered sold.

7.	ADVERTISING FUNDS.

7.1

Trademarks. Vendor acknowledges and agrees that Navarre and its Customers have the right to utilize Vendor’s trade name and any trademarks, service marks and other artwork associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by a third party, Vendor will ensure that Navarre and its Customers have the right to use the third party’s trademarks, service marks and other artwork associated with the Products in advertising and promotional materials.

7.2

Advertising and Marketing Funds. Vendor agrees that it will provide support by way of cooperative advertising funds (“Co-op”) and market development funds (“MDF”) to Navarre and its Customers for their advertising, marketing and promotional activities with respect to the Products. This support can be in the form of ad production assistance, catalog direct mail programs, shows, advertising in regional or national trade and/or consumer publications, and sales training days. Navarre requires minimum support on an annual basis equal to two percent (2%) of the total dollar amount of Products sold through to end users. All Co-op and MDF expenditures must be authorized by the Vendor prior to placement and comply with Vendor’s requirements with respect to layout, size, artwork, trademark usage, minimum advertised price, street date, etc, Vendor will inform Navarre of such requirements. Vendor will issue a credit memo for Co-op and MDF expenses within fifteen (15) days after receipt of the applicable “proof of performance” documentation from Navarre. In the event that such Co-op and MDF expenditures would cause Navarre’s account to move to a debit balance, Navarre reserves the right to require Vendor to pay for these expenditures in advance.

7.3

Set Up Fee. Navarre requires payment by Vendor of an initial title set up fee of $200 per stock keeping unit. This fee includes positioning of the Product in Navarre’s catalogs and on its business-to-business website. This is a nonrecurring fee, applying only to the initial set up of the Product line, and future Products as there are released. Navarre will charge back the Vendor for such fees in the month following the set up activity, and the Vendor will issue a credit memo for such fees.

8.	ADDITIONAL SERVICE COMMITMENTS.

Navarre may from time to time provide to its Customers value added services (“VAS”) such as: (i) maintain and administer co-op fund accrual amounts; (ii) maintain active EDI functions with retailers; (III) manage full product mix selection and make all mix decisions for retail accounts; (iv) provide and affix retailers’ price tags; (v) develop and design store planograms; (vi) offer weekly inventory status reports; (vii) offer monthly retail sell-in reporting on a quantity per SKU basis; and (viii) perform EDI functions with Vendor. Vendor and Navarre will mutually agree upon which, if any, such services are to be performed, or any additional services requested by Vendor, and negotiate the charges or rebates therefore.

9.	TERMINATION.

9.1

Termination for Insolvency/Bankruptcy. This Agreement will terminate immediately without notice upon the occurrence of any of the following events, unless the party not subject of insolvency/bankruptcy promptly after discovery of the relevant facts notifies the affected party to the contrary in writing:

(i)

An insolvency, bankruptcy, or similar proceeding for reorganization or protection is instituted by or against either party pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law (and with respect to any involuntary petition is not discharged within sixty (60) days;

(ii)	Either party makes or attempts to make an assignment for the benefit of its creditors;

(iii)	A receiver, trustee, liquidator, custodian or similar official is appointed for the business or property of either party and is not removed within sixty (60) days of the appointment; or

(iv)	Either party is unable to pay its debts generally as they become due.

9.2

Termination for Cause. In addition to any other rights or remedies which may be available at law or in equity, either party may terminate this Agreement for cause upon the material breach by the other party of the terms of this Agreement, and the failure of such other party to cure such breach within thirty (30) days of such notification.

9.3

Return Reserve. Upon termination of this Agreement by Navarre pursuant to Sections 9.1 and 9.2 above, Navarre has the right to withhold payment of all or any portion of any invoice or invoices as a reasonable reserve against future returns, debit balances or chargebacks. Such reserve to be determined based upon rate of sale and unsold inventory exposure. In the event Navarre’s account is in a debit balance, amounts owed Navarre by Vendor will be deducted first from payables and then from the return reserve. Any sum remaining in the return reserve will be paid to Vendor after: (i) clearance of all chargebacks and credits and (ii) upon the earlier of the return of all unsold Products to Vendor or the expiration of the return period specified in Section 6.4 above.

9.4	Survival. The obligations of the parties in Sections 5., 6., 9.3, 10., 11., 12. and 13.1 of this Agreement survive the expiration or earlier termination of this Agreement.

10.	WARRANTIES and LIMITATIONS.

10.1

Product Warranties. Vendor represents and warrants that: (i) it has good and transferable title to the Products or a valid and enforceable license to distribute the Products; (ii) the Products will perform in conformity with specifications and documentation supplied by Vendor; (iii) the Products or their use do not infringe any patents, copyrights, trademarks, trade secrets or any other intellectual property rights of any third parties; (iv) that there are no suite or proceedings pending or threatened which allege an infringement of such proprietary rights; and (v) the Product sales to Navarre do not in any way constitute violations or any law, ordinance, rule or regulation applicable to such Products or sales. Vendor will provide a Warranty Statement with its Products for the benefit of End Users. Navarre will not extend any additional warranties to any Customers and End Users. NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY VENDOR WITH RESPECT TO THE PRODUCTS.

10.2

Authority. Vendor represents and warrants that it has the full power and authority to execute and deliver this Agreement. This Agreement constitutes the legal, valid and binding obligation of Vendor enforceable in accordance with its terms. No other consent, approval or authorization of any governmental authority or any third party is required in connection with the execution and delivery of this Agreement, or the carrying out, or performance of any of the transactions required or contemplated by this Agreement or, if required, such consent, approval, order or authorization has been obtained by Vendor prior to the date hereof.

10.3

Reliance. Navarre shall have no obligation whatsoever to make any investigation of the facts relevant to any warranty or representation made by Vendor herein. Neither the furnishing by Vendor nor the receipt by Navarre of any document shall impair Navarre’s absolute rights to rely, to have relied, and to continue to rely on any warranties or representations made by Vendor in this Agreement.

10.4

Limitation of Liability. Neither party, nor any of its directors, officers, or employees, shall be liable to the other for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits, however caused. This limitation shall apply even if such party has been advised of the possibility of such damages or the damages were otherwise foreseeable.

11.	INDEMNIFICATION.

11.1

Vendor’s Indemnification. Vendor shall be solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to defend, indemnify and hold harmless Navarre and its Customers from and against any and all claims, suits, demands, liabilities, losses, damages, reasonable attorneys’ fee and other costs and expenses (“Claim”) that may result, in whole or in part, from: (i) any infringement, or any claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products; (ii) any warranty claim with respect to the Products or any breach by Vendor of this Agreement; and (iii) any injury or damage, including but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defective Products.

11.2

Indemnification Procedure. The party seeking indemnification will notify Vendor of any Claim and will cooperate with and provide reasonable assistance to Vendor (at Vendor’s expense) in the defense or settlement of such Claim, provided that the party seeking indemnification may, at its own expense, retain separate representation. Vendor has the right to control the defense or settlement of any Claim, provided, however, that Vendor will not enter into any compromise or settlement which does not include a complete release of all claims against Navarre and its Customers regarding the matter which is the subject of the Claim.

11.3

Insurance. Vendor represents and warrants that it has, and will maintain during the Term of this Agreement, sufficient insurance coverage to enable it to meet its obligations under this Section. Vendor’s obligation to indemnify Navarre and its Customers shall not be limited by any limitation of the amount its insurance or failure of Vendor to insure as required by this Section.

12.

CONFIDENTIALITY. Vendor and Navarre recognize that the terms of this Agreement and the information provided to the other party pursuant to this Agreement is confidential and each party will take reasonable steps to protect such confidential information.

13.	GENERAL.

13.1

Governing Law. This Agreement and the rights and obligations of the parties hereunder will be governed by the laws of the State of Minnesota, without regard to its choice of law provisions. The parties agree that the state or federal courts located in Hennepin County, Minnesota have sole and exclusive jurisdiction and venue over any action relating to this Agreement and the parties hereby consent to the jurisdiction of such courts. For this purpose, Vendor appoints the Secretary of State of Minnesota as its agent for services of process in the event that Navarre is unable to serve process on Vendor at its last known business address. In the event of a dispute related to this Agreement, the prevailing party is entitled to recover its costs and reasonable attorneys’ fees.

13.2

Relationship of the Parties. Vendor and Navarre agree that their relationship is that of seller and buyer. Each are independent contractors acting for their own accounts and neither is authorized to make any commitment or representation, express or Implied, on the other’s behalf unless authorized in writing. In all matters relating to this Agreement, neither patty nor such party’s employees or agents are, or will act as, employees of the other party within the meaning or application of any federal or state law.

13.3

Assignment. This Agreement may not be assigned by either party, without prior mutual agreement. Notwithstanding the foregoing either party, by giving written notice to the other, may make any such assignment to a subsidiary, other affiliated company or any company purchasing substantially all of its assets. The provisions, rights and obligations of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4

Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable part or provision will be deemed replaced with a provision which accomplishes to the extent possible and lawful the original purpose and intent of such provision, and the remainder of the Agreement continues unaffected and in full force and effect.

13.5

Waiver. No waiver of any provision or default under this Agreement will affect the right of either party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar, at a later time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which a party would otherwise have.

13.6

Headings. The headings and subheadings preceding the various Sections of this Agreement are for convenience only, have no legal significance and in no way change the construction or meaning of the terms hereof. Every word or phrase defined herein has, unless specified to the contrary, the same meaning throughout this Agreement. As used herein, whenever applicable, the singular includes the plural and the plural includes the singular, the masculine includes the feminine and the feminine includes the masculine.

13.7

Entire Agreement. This Agreement and the Rider attached hereto constitute the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous representations, agreements, understandings, proposals and communications between the parties, whether written or oral. Both parties agree that to the extent there are any terms contained in any invoices or purchase orders issued pursuant to the terms of this Agreement that vary and conflict with the terms of this Agreement, then the terms set forth in this Agreement will govern unless such purchase order or invoice containing the contrary terms is signed by a duly authorized corporate officer of the party against whom enforcement is sought.

13.8

Modification and Amendment. This Agreement may not be modified, amended, rescinded, waived or otherwise changed except pursuant to the written consent signed by a duly authorized corporate officer of each party.

13.9	Execution In Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, constitute one and the same instrument.

The parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Exhibits A and B, as of the Effective Date.

VENDOR	NAVARRE CORPORATION

By:	By:

VP Sales & Marketing	VP Merchandise
Title	Title

RIDER

to

COMPUTER SOFTWARE DISTRIBUTION AGREEMENT

Dated: September 1, 2005 (the “Agreement”)

Between NAVARRE CORPORATION and eGames, Inc.

(Vendor)

GENERAL TERMS AND CONDITIONS FOR CONSIGNMENT PROGRAMS

Navarre has developed consignment programs with certain major retailers (the “Retailer(s)”). Vendor may elect to participate in the consignment programs with respect to all or a portion of the Products and with respect to any or all such Retailers by executing the applicable Retailer Addendum attached hereto. The purpose of this Rider is to set forth the general terms and conditions applicable to all consignment programs and the terms specific to each Retailer are contained in the applicable Retailer Addendum.

1.

Modification of the Agreement. This Rider supersedes the payment and other terms of the Agreement as necessary to effectuate the consignment programs. All other provisions and definitions in the Agreement remain applicable but should be read and interpreted to be consistent with the delivery of Products on a consignment basis rather than as a sale (the “Consigned Products”).

2.

Title of Consigned Products. Vendor remains vested with all right, title and interest in each item of Consigned Product until sale by Retailer to an End User. Upon sale by Retailer to an End User, title passes from Vendor to Navarre, then from Navarre to the Retailer. Until such time, Navarre will not in any way acquire any right, title or interest in any Consigned Product and will not represent itself to third parties as being the owner of any such item, claim any rights of ownership therein, nor encumber any such item. Navarre will comply with Vendor’s requests for UCC financing statements evidencing such ownership. Retailer has agreed to the same with respect to Consigned Products in its possession.

3.

Risk of Loss. Navarre has responsibility for the care and condition of the Consigned Products following delivery by Vendor, and Navarre assumes liability for any loss or damage to the Consigned Products, including but not limited to breakage, theft, and damage by water, fire or extraordinary conditions of a similar nature, Navarre will maintain all-risk property insurance covering the Consigned Products in its possession in an amount at least equal to the aggregate retail value. Retailer has agreed to the same with respect to Consigned Products in its possession.

4.

Identification. Vendor must provide a unique Retailer specific UPC code for each title of Consigned Product. Navarre will set up in its system a unique SKU for each title which is specific for the Vendor and Retailer. Such unique SKU’s are required to keep consignment inventory separate from Vendor’s non-consignment Products for proper payment and accounting.

5.	Invoicing and Payment.

a.

Tracking Invoice. Upon shipment of Consigned Products, Vendor will issue an invoice, for tracking purposes and not to indicate a sale, including a description of the Consigned Products by SKU, quantities, delivery location, the Vendor’s published price and a cost of either $.01 or $.00 (to be determined by Navarre) per item shipped. These tracking invoices are necessary in order for Vendor to maintain an accounting for Consigned Product and for reconciliation of shipping shortages and discrepancies.

b.

Sales Reports. Navarre will obtain from each Retailer electronic reports of weekly point of sales data showing sales of Consigned Products to End Users by SKU net of any returns from End Users. Consigned Product sold but returned by an End User pursuant to the Retailer’s return policy will not be counted as a sale. Navarre will also be able to account for inventory on hand on a weekly basis including inventory at Navarre’s distribution center, inventory at Retailer’s distribution and retail locations, and returns in route to Vendor.

c.

Payment. At the end of each month (which may be a calendar month or fiscal month, depending on the Retailer), Navarre will issue Vendor a purchase order for billing purposes for each Retailer aggregating the Consigned Products sold to End Users during that month. Vendor will issue an invoice for such sales at its published purchase prices. Payment dates vary by Retailer as indicated in the Retailer Addendum, and, in each case, Navarre will pay Vendor within fifteen (15) days after the Retailer’s payment date(s) corresponding to the invoiced month. Navarre will charge back to Vendor an administrative fee equal to two percent (2%) of each invoice to compensate Navarre for administering the consignment program. This administrative fee and any other credits or chargebacks authorized by the Agreement, this Rider and each Retailer Addendum, including, but not limited to, the VAS and new channel rebates, may be deducted prior to payment.

6.

Shrinkage Reconciliation. Each Retailer will audit the shrink or loss of Consigned Products periodically and report such losses to Navarre. Audit periods vary by Retailer as indicated in the Retailer Addendum. The Retailer will report and pay for shrink losses within sixty (60) days after the end of the audit period. Navarre will then promptly report to Vendor and pay for such losses.

7.

Returns. Navarre and the Retailer(s) will have one hundred percent (100%) return rights on all Consigned Products which are unsold to End Users for any reason, including obsolete, delisted, defective or slow-moving goods, termination of this Agreement, or otherwise. Returns will be handled pursuant to the provisions of the Agreement, Procedures for handling obsolete product and returns that vary by Retailer are indicated in the Retailer Addendum.

8.

Destruction of Defectives. To eliminate return freight expense, Navarre and the Retailers prefer to destroy defective and damaged items on site. Navarre will request approval from Vendor in each case, and if received, will provide Vendor with proof of destruction in order to delete the destroyed items from the Consigned Product inventory.

9.

Property Tax Reports. Navarre and the Retailers will report Consigned Products in their possession to the appropriate taxing authorities if required by the particular authority. They will be reported as consigned property owned by the Vendor. Navarre will provide Vendor with the inventory amounts and locations of the property so reported along with applicable supporting documentation. Vendor will be responsible for any property tax payable on the Consigned Products, and Navarre will chargeback all such property tax amounts paid to a taxing authority. The foregoing applies only to valid property tax assessments and does not apply to sales and income taxes which are the responsibility of Navarre and the Retailers.

10.

Termination. This Rider will terminate upon expiration or earlier termination of the Agreement. In addition, this Rider will terminate with respect to any Retailer if, and at the time that, such Retailer terminates its participation in the consignment program. Upon termination, Navarre may, at its option, return all or some of the inventory of Consigned Products, or purchase all or some of the inventory of Consigned Products. If Navarre desires to purchase any of the inventory, Vendor agrees to negotiate in good faith for appropriate price protection for such inventory.

STAPLES ADDENDUM

to

NAVARRE’S CONSIGNMENT PROGRAMS RIDER

Vendor, by its signature below, agrees to participate in the Staples Consignment Program and, in addition to the General Terms and Conditions for Consignment Programs, agrees to the Staples specific terms set forth below.

Retailer’s Payment Date. Staples’ payment date to Navarre for net sales of Consigned Products is thirty (30) days after the end of each calendar month.

Shrinkage Audit Reports. Staples will audit shrink and loss of Consigned Products on a quarterly basis and report and pay for shrink losses forty-five (45) days after the close of each fiscal quarter.

Returns. Staples has a no physical returns policy. All returns will be destroyed in the field with Staples providing proof of performance. Destroyed items will be deleted from the Consigned Products inventory. If Vendor does not approve any request for destruction and demands return, Staples will comply and charge Vendor a returns handling fee of ten dollars (10.00$) per store per return.

Mark Downs. Staples prefers to mark down slow-moving and obsolete items, with Vendor’s participation and approval, prior to implementing return or destruction. Eight (8) weeks prior to removal, the item cost is lowered to 50% of its invoice cost and retail price to expedite sell-down. On the removal date, a second cost adjustment is taken down to a $3, $6 or $9 Staples cost and the item is placed in the software clearance bin priced at $14.90 or less and will not be subject to return, After ninety (90) selling days, any residual product will be destroyed in the field and removed from the Consigned Product inventory. Staples will provide proof of performance and back up information.

[Illegible] (initial here if agree) Vendor accepts the foregoing markdown program.

Other Programs. Vendor agrees to participate in Staples’ twenty percent (20%) MDF/stocking fee/detailing program accrual based on Staples’ net cost of Consigned Products sold. Navarre will issue chargebacks for this accrual and provide Vendor with proof of performance and other back up documentation. Staples retains the right to request additional marketing funds from Vendor to aid in the promotion of the Consigned Products.

VENDOR	NAVARRE CORPORATION

By:	By: [

VP Sales & Marketing	VP Merchandise
Title	Title

February 27, 2009

Dear Vendor Partner,

Effective April 1, 2009, Navarre will be implementing a mandatory returns handling charge of 50 cents for each unit returned to Navarre by a customer. This charge will be assessed for both terms and consignment products regardless if the product is destroyed in our warehouse or returned to your facility. There will not be a charge associated with processing Destroy in Field at the customer’s retail locations or warehouses.

Your acknowledgement is required by signing this letter and sending a copy to the attention of Andy Burton Andy.Burton@Navarre.com or fax to 763-971-2869.

Should you have any questions, please contact Rick Vick at 763-971-2819 or me at 763-971-2801.

Best Regards	* eGames will go with option 2 - auto destroy for 25 cents.

Joyce Fleck

President

Navarre Distribution Services

Joyce.Fleck@Navarre.com

Signed:		Signed:

Name:		Name:	Rich Siporin
Navarre Corporation
		Vendor:	eGames

Although the initial letter stated only a 50 cent fee option for returns processing and return to vendor we are also going to offer a 2nd option. If the vendor is not comfortable with the ability of customers to destroy in field we will process back a return and do an immediate destroy (auto destroy) for 25 cents. This means scanning it in and tossing with no return to vendor. You will receive a monthly chargeback detailing the products that were destroyed (for the value of the product and the additional fee)

Please indicate when you respond back to Andy Burton which option you prefer. Thank you.

December 14, 2006

eGames, Inc.

Attn: Legal Department

2000 Cabot Blvd. West

Langhorne, PA 19047

Re:	Navarre Restructuring and Notice of Assignment of:

Computer Software Distribution Agreement dated September 13, 2005 (the “Agreement(s)”)

You currently have a business relationship with Navarre Distribution Services (“NDS”), a division of Navarre Corporation (“Navarre”). This letter is to inform you that, effective January 1, 2007, the activities carried out by NDS arc being transferred to Navarre Distribution Services, Inc., a Minnesota corporation and wholly-owned subsidiary of Navarre.

This transfer is being done within the context of a corporate restructuring of Navarre that is intended to result in each of its significant operating units being housed in its own legal entity. Navarre’s significant growth over (the past few years has necessitated this realignment of its operations. It is anticipated that Navarre and its new wholly-owned subsidiary companies will continue to operate in substantially the same manner as Navarre does today.

In connection with this transfer, Navarre is assigning all of the assets and contracts that relate to the business activities of NDS to Navarre Distribution Services, Inc. This assignment includes the Agreement(s) between your company and Navarre. Navarre Distribution Services, Inc. is at (the same address as Navarre.

Sincerely,

NAVARRE CORPORATION

Linda Alsid Ruehle
Assistant General Counsel

[Illegible]

7400 49th Avenue North, New Hope, Minnesota 55428 • p: 763-535-8333 f: 763-533-2156

Fiscal Year 2010 Entertainment Program

The Fiscal Year 2010 Entertainment Program consists of all units sold in PC Entertainment, PC Education, PC Edutainment and Console. This program is based on Best Buy’s FY 2010 requests and requirements. This program will be in effect for Best Buy’s Fiscal Year 2010 which runs March 1, 2009 through February 27, 2010. A new program will be sent out for Fiscal Year 2011.

1)

Vendor agrees to a 1% defective allowance on gross shipments of Console product. The 1% will be charged back on a monthly basis based on Best Buy’s cost of goods. (Best Buy runs at a 2% defective overall in the entertainment, but have agreed to the 1% for this year.)

2)

Vendor agrees to a .5% Item maintenance fee on gross shipments of all entertainment categories. This fee replaces the current $.27/unit 3rd party merchandising fee, which was PC only. The item maintenance fee replaces all functions of the 3rd Party fee including, but not limited to, price protections, farming, returns, etc…

3)

Vendor agrees to Net 75 day terms for all console and Entertainment/Education PC terms based purchase orders (PO’s) placed specifically for Best Buy. Navarre will place specific PO’s for Best Buy and will change the terms for these PO’s. Navarre will use reasonable business practices to not ship these units to other customers. Best Buy has changed the terms of sale this year based on new selling metrics.

4)

Vendor agrees to junk out (Destroy in the field) all PC products for both terms and consignment. Navarre will work with the vendor at the time BBY requests a junk out, to ensure proper credit is given. Vendor will have the ability to price protect prior to junk out, this will be based on sales velocity and Best Buy’s willingness to allow a price protection.

5)

There will be no seasonal dating this year as we have changed the terms to offset any charges. In previous years, a .75% per unit shipped was charged back for shipments between September 15th and December 15th.

The vendor is responsible for sales from March 1st, 2009 through February 27th, 2010. All charges are based on unit sales during BBY’s Fiscal month. Navarre will charge back each vendor on a monthly basis based on BBY reporting. BBY’s fiscal calendar is attached for your records. This program remains in effect for 1 year and a new program will be sent prior to the start of BBY’s fiscal 2011.

Vendor Signature:

Vendor Name:	Richard Siporin eGames, Inc.

Date:	3 - 30 - 09

[illegible]

Addendum A

to

DISTRIBUTION AGREEMENT

COMPUTER SOFTWARE (SELL-THRU)

Dated: As of 23 January, 2007

Between NAVARRE DISTRIBUTION SERVICES, INC. and eGAMES, INC.

NON-CONSIGNMENT, SELL-THRU CUSTOMER LIST IN REFERENCE TO

SECTION 1.1 OF THE COMPUTER SOFTWARE (SELL-THRU) AGREEMENT

DATED SEPTEMBER 12, 2005

•	Best Buy

eGAMES INC. (“Vendor”)	NAVARRE DISTRIBUTION SERVICES, INC.

By:	By:
Signature	Signature

Richard Siporin	Richard Vick
Written Name	Written Name

VP Sales & Marketing	VP Merchandise
Title Date 1/23/07	Title 2 - 13 - 2007

eGames

OFFICE DEPOT ADDENDUM

to

NAVARRE’S CONSIGNMENT PROGRAMS RIDER

Vendor, by its signature below, agrees to participate in the Office Depot Consignment Program and, in addition to the General Terms and Conditions for Consignment Programs, agrees to the Office Depot specific terms set forth below.

Sales Reporting Period. Navarre will report to Vendor net sales of Consigned Products by Office Depot to End Users for each fiscal month in the Navarre AP calendar (either four or five weeks based on a modified 4-5-4 calendar.

Payment Date. Navarre’s Payment Date to Vendor is the last day of the calendar month following the Sales Reporting Period.

Shrinkage Audit Reports. Office Depot will audit, report and pay for shrink and loss of Consigned Products on an annual basis.

Returns. Office Depot has a no physical returns policy. All returns will be destroyed in the field with Office Depot providing proof of performance. Destroyed items will be deleted from the Consigned Products Inventory. If Vendor does not approve any request for destruction and demands return, Office Depot will comply and charge Vendor a returns handling fee in its discretion.

Chargebacks. Each month, Navarre will issue a chargeback to Vendor equal to one percent (1%) of the invoice price of gross shipments of Products to Office Depot during the month for required Office Depot program and compliance fees, but not necessarily limited to, training and product knowledge development, plan-o-gram reset support and in-stock. If Vendor agrees to participate in Office Depot’s MDF, stocking fee, and/or software detailing programs Navarre will issue chargebacks for the costs of such programs to Vendor and provide Vendor with proof of performance and other back up documentation and program authorization. Office Depot retains the right to request additional marketing funds from Vendor to aid in the promotion of the Consigned Products.

Change in Retailer Terms. Vendor acknowledges that the foregoing terms are based on Office Depot’s current consignment program. If Office Depot modifies its consignment program, Navarre will notify Vendor of any changes in the above terms. Vendor may opt out of the office Depot consignment program if it is not in agreement with the changes.

[Illegible] , VENDOR		NAVARRE DISTRIBUTION SERVICES, INC.

By:		By:
	Signature	Signature

Rich Siporin		[Illegible]
Written Name		Written Name

VP Sales & Mktg		VP Sales & Marketing
Title		Title
5/25/07
Date	5/15/07

1

Office DEPOT

March 23, 2009

eGames

Attn: Rich Siporin

Re: Office Depot Program

Dear Rich:

The purpose of this letter agreement (“Letter Agreement”) is to outline the financial program (“Program”) between Office Depot, Inc (“Office Depot” “us” or “we”) and eGames (“Publisher” “you” or “your”). The terms of (the Program are as follows:

1.	Starting with sales commencing 12/28/2008 eGames agrees to provide funding to Office Depot equal to 20% of Office Depot’s cost of goods sold from distribute on all Publisher’s products that Office Depot has sold to its end customers

2.	Program calculation will be completed on a quarterly basis, based in Office Depot’s fiscal year, and funds will be deducted from Navarre Distribution

3.	Office Depot requests your partnership in continuing the growth of your business as well as investing in the development of Office Depot’s software business Office Depot will utilize these funds to drive sales and grow your volume

4.	Starting with sales commencing on 12/28/2008, all Program funds are retroactive back to dollar one

5.	All publishers that do business with Office Depot either directly or through distribution are expected to pay 100% store allowance based on the actual on-hand inventory of each new, relocated, or remodeled store at the time of grand opening

6.	All damaged, defective, and end of life inventory coming off of plan-o-grams will be destroyed in field (DIF) at the store level Any inventory that is requested to be RTV (returned to vendor) instead of DIF will be subject to $3 00 per unit charge.

7.	All publishers that do business with Office Depot either directly or through distribution are expected to maintain 100% on-time shipping to our facilities A 5% late penally on purchase orders will be assessed if product is past due. This penally will be charged through to you or your distribution partner

8.	This Letter Agreement shall remain in full force and effect until terminated by either party upon providing sixty (60) days written notice to the other party

[Illegible] North Military Trail    |    Boca Raton FL 33496    |    T + 561 438 4800

Please indicate your acceptance to these terms by signing below and returning to Rafi Wellmann

Thank you for your partnership We appreciate your business

Sincerely yours,

[NAME OF VICE PRESIDENT]	[NAME OF EVP]
Vice President, Merchandising	Executive Vice President, Merchandising
Office Depot, Inc.	Office Depot, Inc

ACKNOWLEDGED AND AGREED:

eGames

By:
Name:	Rich Siporin
Title:	VP Sales & Marketing
Date:	3/23/09

[illegible]

OFFICEMAX ADDENDUM

to

NAVARRE’S CONSIGNMENT PROGRAM RIDER

Vendor, by its signature below, agrees to participate in the OfficeMax Consignment Program and, in addition to the General Terms and Conditions for Consignment Programs, agrees to the OfficeMax specific terms set forth below.

Sales Reporting Period. Navarre will report to Vendor net sales of Consigned Products by OfficeMax to End Users for each fiscal month in the Navarre AP calendar (either four or five weeks based on a modified 4-5-4 calendar.

Payment Date. Navarre’s Payment Date to Vendor is the last day of the calendar month following the Sales Reporting Period, provided that Navarre has received payment from OfficeMax for such sales.

Shrinkage Audit Reports. OfficeMax will audit shrink and toss of Consigned Products on a quarterly basis and has agreed to reconcile shrink within 120 days of quarter-end. OfficeMax will pay for shrink units within 15 days of completion of shrink invoicing.

Returns. It is OfficeMax’s policy to have no physical returns, thereby having all damaged/defective and overstock/obsolete products destroyed in the field. If Vendor does not approve any request for destruction and demands return, OfficeMax will return such Consigned Product, and Vendor will be charged for all return freight costs as well as any return processing fees.

Mark Down Funding. OfficeMax requires that any item being dropped from its active assortment must be either returned to Vendor or receive a markdown allowance to facilitate sell-through of remaining inventory. If Vendor does not approve a request for a markdown allowance, Vendor will be charged for all return freight costs as well as any return processing fees.

Compliance Charges. If OfficeMax determines that an item is on chronic backorder, OfficeMax will debit the cost difference between the direct cost and wholesaler cost. In addition, OfficeMax will charge a penalty of 10% of the value of ell products that have not been received by the due date of a purchase order. These compliance charges will only be charged-back to Vendor if the backorder was caused by Vendor.

Change in Retailer Terms. Vendor acknowledges that the foregoing terms are based on OfficeMax’s current consignment program. If OfficeMax modifies its consignment program, Navarre will notify Vendor of any changes in the above terms. Vendor may opt out of the OfficeMax consignment program if it is not in agreement with the changes.

VENDOR	NAVARRE CORPORATION

By:	By:

VP Sales & Marketing	VP Merchandise
Title	Title 2-13-2007

STAPLES REVISED ADDENDUM

to

NAVARRE’S CONSIGNMENT PROGRAMS RIDER

Vendor, by its signature below, agrees to participate in the Staples Consignment Program and, in addition to the General Terms and Conditions for Consignment Programs, agrees to the Staples specific terms set forth below.

Sales Reporting Period. Navarre will report to Vendor net sales of Consigned Products by Staples to End Users for each calendar month.

Payment Date. Navarre’s Payment Date to Vendor Is the forty-fifth (45th) day following the last day of the Sales Reporting Period.

Shrinkage Audit Reports. Staples will audit shrink and loss of Consigned Products on a quarterly basis and report and pay for shrink losses forty-five (45) days after the close of each fiscal quarter.

Returns. Staples has a no physical returns policy. All returns will be destroyed in the field with Staples providing proof of performance. Destroyed Items will be deleted from the consigned Products Inventory. If Vendor does not approve any request for destruction and demands return, Staples will comply and charge Vendor a returns handling fee of ten dollars (10.00$) per store per return.

Mark Downs. Staples prefers to mark down slow-moving and obsolete Items, with Vendor’s participation and approval, prior to implementing return or destruction. Eight (8) weeks prior to removal, the Item cost is towered to 50% of its invoice cost and retail price to expedite sell-down. On the removal date, a second cost adjustment is taken down to a $3, $6 or $9 Staples cost and the Item is placed in the software clearance bin priced at $14.90 or less and will not be subject to return. After ninety (90) selling days, any residual product will be destroyed in the field and removed from the Consigned Product Inventory. Staples will provide proof of performance and back up information.

[illegible] (Initial here if agree) Vendor accepts the foregoing markdown program.

Other Programs. Vendor agrees to participate in Staples’ twenty-four percent (24%) MDF/stocking fee/detailing program accrual based on Staples’ net cost of Consigned Products sold. Effective date February 1st, 2009. Navarre will Issue chargebacks for this accrual and provide Vendor with proof of performance and other back up documentation. Staples retains the right to request additional marketing funds from Vendor to aid in the promotion of the Consigned Products.

1

Change in Retailer Terms. Vendor acknowledges that the foregoing terms are based on Staple’s current consignment program. If Staples modifies its consignment program, Navarre will notify Vendor of any changes in the above terms. Vendor may opt out of the Staples consignment program if it is not in agreement with the changes

E Games , VENDOR	NAVARRE CORPORATION

By:	By:
Signature	Signature
Cindy Yeagle	Richard Vick
Written Name	Written Name
3/2/09

2

VENDOR PRODUCT LIFE CYCLE AGREEMENT

Staples requests that all titles be purchased under a “no returns” program. Therefore, the purpose of this Agreement is to eliminate the return of obsolete SKU’S or SKU’S not meeting the sales expectations of Staples (“Reseller”) and to manage the disposal of all Damaged & Defective Software titles; NAVARRE will work diligently with the Vendor and Reseller to enforce this policy, Return authorizations will not be issued on overstock or under performing SKU’S unless written prior approval is received by NAVARRE from a member of the Resellers buying staff

Inventory control and markdown practices

Staples strives to maintain a highly productive assortment of software titles. Given the limited planogram positions available, Staples will not maintain under performing titles. Staples encourages proactive price moves to improve performances of under performing titles to keep them in the assortment, Additional mail in rebates are not a viable option for under performing titles, To minimize the financial impact of under performing titles on Staples, one of the following 2 options will be executed on all skus that prove to be poor performers. The decision of which option is to be executed will be made in cooperation with the vendor per this agreement.

Vendor agrees to implement one of two programs for obsolete SKU’S or under performing SKU’S:

A – (Preferred) 8 Weeks prior removal, the item is price protected to 50% of its original cost & retail to expedite sell-down.

On the Planogram removal date, a second price protection is taken down to a $3, $6 or $9 Staples cost and the item is placed in this software clearance bin priced at $ 14,90 or less and will not be subject to return. After 90 selling days, all residual product will be marked down to $,01 and destroyed in field.

             B – Upon removal date, an on-site destruction is performed and the full Staples cost of all on-hand inventory in the stores and warehouses will be charged back. (This product will not be put in the clearance bins)

Vendor has 5 days after Roseller and/or Navarre submits the Markdown Authorization Agreement to implement a sell down and/or destruction program on obsolete or under performing SKU’S, Vendor will notify in writing both NAVARRE and Resell of the program to be implemented.

Vendor agrees to implement the following program for Damaged & Defective SKU’s:

Staples believes that Damaged & Defective goods are deemed as non-returnable, therefore Staples requests a Destroy to Field option against each Publisher’s sku(s), Staples will deduct for all Damaged/Defective merchandise destroyed in field and charge back NAVARRE based on current cost of goods. NAVARRE will retain the right to charge back the appropriate Publisher Staples full cost of goods. The sku & quantity detail will be provided by Staples to NAVARRE only.

This Agreement is the entire agreement between the parties pertaining to the destruction or sell down program of obsolete or under performing SKU’S and Damaged/Defective SKU’S. This Agreement is not intended to invalidate or modify any existing agreement between the Vendor and NAVARRE pertaining to the purchase or sale of products. In the event that the terms and conditions of this Agreement conflict with any other terms and conditions within any other agreement, presently existing or subsequently entered into, the terms and conditions of this Agreement will govern, unless the parties specifically state their intention to amend to this Agreement in such other agreement.

This Agreement is and contains confidential information and as such will not be disclosed to any third party, except for the Reseller identified above, without the express written consent of both parties. The parties agree to disclose the terms and conditions of this Agreement only to their respective personnel with a need to know.

All notices and other communications related to this Agreement or its forms will be in writing and mailed via first class United States Postal Service, certified or registered, with return receipt requested. All notices so mailed will be deemed received two (2) days after postmark date.

This Agreement will begin in 3/20/06 and will continue until such time as this Agreement is terminated.

(“VENDOR”)	[illegible]	(“Distributor”)	NAVARRE
7400 49th Avenue North
New Hope, Minnesota 55428
(Company Name & Address)

By:		By:
	(Officer of the Company)		(Officer of the Company)
Name:	Rich Siporin	Name:	Richard Vick
	(Please print or type)		(Please print or type)
Title:	VP Sales & Marketing	Title:	VP Merchandise

Target Addendum to Computer Software Distribution Agreement

This Addendum to that certain Computer Software Distribution Agreement (the “Agreement”) is made as of this 27th day of February, 2008 (the “Effective Date”), by and between Navarre Corporation, a Minnesota corporation (“Navarre”), and eGames, a Pennsylvania corporation (“Vendor”). In consideration of the mutual promises and covenants hereinafter contained, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment agree that the Agreement is hereby amended as follows:

1. In addition to those rebates and discounts set forth in the Agreement, Vendor will provide Navarre with each of the following in connection with its sales of Vendor’s products to Target:

a.

Navarre shall receive a [Fifteen (15%)] percent discount from Vendor on all sales made to Target. All other rebates, including the VAS, are included in the aforementioned (Fifteen (15%)] percent discount. This sales rebate will underwrite the incremental costs of fulfillment of Vendor’s Products to Target (including EDI development, content management, direct to store fulfillment, individual shipping cartons, MDF processing, etc.);

b.

Navarre shall be entitled to receive a returns handling charge in the form of a credit in an amount equal to [Ten (10%)] percent of the amount credited by it to Target in connection with the return of Vendor’s products from Target.

c.	Returned product will be handled in accordance with Navarre’s pre-established returns process.

d.

Navarre shall be entitled to receive a [Five (5%)] percent new store discount in connection with its initial shipment of Vendor’s products to any Target store that has not previously received shipments of Vendor’s products from Navarre or its sub-distributors.

e.	Navarre shall be entitled to receive the rates outlined below for Target placement fees:

Jan – Sept	$9 per title per store
Oct – Dec	$18 per title per store

These funds are passed through to Target and do not guarantee placement for any specific period of time.

f.

If Target removes a title from their assortment, Navarre will give Vendor a 48 hour window to respond with approval to either RA the remaining product, or place the product into the Target Markdown Program. If Vendor fails to respond within 48 hours, the product will automatically go into the Markdown Program and Vendor loses their ability to RA the product. The Target Markdown Program is a one time markdown of 65% off Target’s current purchase cost. Navarre will administer and pass through the appropriate funds and corresponding paperwork to Vendor.

Navarre will charge back these discounts on a monthly basis for sales to Target made during the prior month. A report of sales by account will be provided as supporting documentation.

2. This Amendment, in conjunction with the Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

3. The term of this Addendum shall commence as of the Effective Date hereof and shall be co-extensive and co-terminus with the term of the Agreement.

[Vendor]		Navarre Corporation

By:		By:

Name:	Rich Siporin	Name:	Richard Vick

Title:	VP Sales & Marketing	Title:	VP Merchandise

ADDENDUM to DISTRIBUTION AGREEMENT

COMPUTER SOFTWARE

Dated: 2/11/11

Between NAVARRE DISTRIBUTION SERVICES, INC. (“Navarre)

and [illegible] (“Vendor”)

WAL-MART PROGRAMS

VENDOR, by its signature below, desires to have its products distributed to and sold at Wal-Mart retail outlets (“Wal-Mart”) and therefore agrees to provide the following in addition to any other discounts and credits provided in the Agreement:

1.	VENDOR must set up a unique UPC and SKU for each Product distributed to Wal-Mart.

2.	Navarre shall receive a fifteen (15) percent discount from VENDOR on all gross shipments to Wal-Mart. This sales rebate will underwrite the incremental costs of fulfillment of products to Wal-Mart (including EDI development, content management, direct to store fulfillment, individual shipping cartons, MDF processing, etc.) This discount will be handled as a price adjustment or deal buy.

3.	Navarre shall be entitled to receive a one-time ten (10) percent new store discount. Navarre will charge back the discount on initial gross shipments of VENDOR Products to new Wal-Mart stores.

4.	VENDOR will also be charged back monthly to cover charges for Wal-Mart’s mandatory merchandising firm listed below, or any replacement firm, in exchange for in-store merchandising services, which will include a monthly fee and miscellaneous charges. The current monthly fee is as follows and is charged based on Wal-Mart’s sale price of units of Vendor’s product’s sold by Wal-Mart during the month. An invoice from the merchandising firm will be provided. Changes to the monthly fee may be announced from time to time and VENDOR will be notified in advance of such changes.

Firm Mosaic; Current monthly fee: 1.55%

5.	Returns Processing: Wal-Mart will process returns in one of two ways. (1) Product will be consolidated at the Wal-Mart return center and then be returned to Navarre. To cover charges by Wal-Mart, in this instance, Navarre shall be entitled to receive a returns handling charge in the form of a credit in the amount equal to ten (10) percent of the amount credited by it to Wal-Mart for such returns. Navarre shall be entitled to receive a separate returns handling charge in the form of a credit in the amount equal to twenty five (25) cents per unit returned. (2) Product will be set up for destroy in field (“DIF”). DIF product will be sent to Wal-Mart’s recycle center for destruction. To cover charges by Wal-Mart for DIF product, Navarre shall be entitled to receive a credit in the amount of one-half (.5) percent of the amount credited by it to Wal-Mart for such DIF product. VENDOR will indicate the time of each return authorization if Product is to be returned (10% fee and $.25 per unit) or destroyed (.5% fee).

Navarre will charge back the appropriate handling fee’s based on the amount of product processed for return or sent for destruction during the prior month. Navarre will provide supporting documentation.

6.	“Must Arrive by Date” Compliance: 3% of the cost of goods sold applied to each case not delivered and recorded in the Wal-Mart system within the MABD delivery window. This window allows receipt of product within 3 days prior to the MABD and up to the MABD date itself. This fee will be applied if less than 90% of the cases order by Wal-Mart are not received within the MABD window for the month. This charge applies only to goods shipped through Wal-Mart distribution center.

7.	VENDOR acknowledges and agrees that Navarre may, in its own discretion, utilize various sub- distributors in order to facilitate the process of making sales to Wal-Mart. Navarre is responsible for passing on the foregoing discounts/credits to such sub-distributors and assumes all responsibility for such sub-distributors compliance with Wal-Mart programs.

8.	VENDOR further acknowledges that the foregoing terms are based on the current policies of Wal-Mart. If Wal-Mart modifies any such policies, Navarre will notify VENDOR of any changes in the above terms. VENDOR may opt out of this Wal-Mart Addendum if it is not in agreement with the changes. VENDOR understands that its Products will no longer be eligible for distribution to Wal-Mart if this Addendum is terminated.

VENDOR by signing below agrees to participate in the Wal-Mart Programs as detailed above.

VENDOR	NAVARRE DISTRIBUTION SERVICES, INC.

By:	By:
Signature	Signature

Rich Siporin
Written Name	Written Name

VP Sales & Marketing
Title	Title